Exhibit 10.29

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), effective as of the 1st day of October, 2011, by and between Armstrong Energy, Inc. (“Employer”), 7733 Forsyth Boulevard, Suite 1625, St. Louis, Missouri 63105 and J. Richard Gist (“Gist”), 1310 Christmas Valley Drive, Wildwood, Missouri 63005.

In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Employer and Gist hereby agree as follows.

1. Duties and Position. Gist shall be employed as the Senior Vice President of Finance and Administration and Chief Financial Officer of Employer and shall report to Employer’s President. Gist shall have such duties as are customarily performed by persons serving in similar capacities in other businesses similar to Employer’s business. Gist shall devote his full working time, attention, and best efforts to performing all reasonably assigned responsibilities. Gist shall not, while employed by Employer, engage in any other business or employment without the prior written approval of Employer’s President or Board of Directors (the “Board”). Notwithstanding the foregoing, nothing herein is intended or shall be construed as preventing Gist from engaging in such civic, charitable, or political activities as do not interfere with the performance of Gist’s duties hereunder.

2. Term of Employment.

2.1 On-Going Term. Gist’s employment under this agreement shall be for one year commencing on the date set forth above. However, the term of Gist’s employment under this Agreement shall automatically extend for additional one (1) year terms until such time, if any, as Employer or Gist give written notice to the other that such automatic extension shall cease, the same of which shall be given with no less than sixty (60) days notice prior to the expiration of the then current term.

2.2 Exemption. Notwithstanding the foregoing, Gist’s employment hereunder may be earlier terminated in accordance with the terms of Section 6 of this Agreement.

3. Compensation.

3.1 Base Salary Compensation. Employer shall pay Gist an initial annual base salary of Two Hundred Ten Thousand Dollars ($210,000.00) (the “Salary Compensation”), which Employer’s President or Board may elect to adjust, in their sole discretion and without any requirement that they do so, on each anniversary of the date first written above. Gist’s Salary Compensation shall be payable in equal periodic installments according to Employer’s customary payroll practices, but no less frequently than bi-monthly. During the term of his employment as defined herein, Gist shall also be entitled to an annual target bonus of 50% of the then annual salary. Such bonus shall be based upon the achievement of performance criteria established by the Company and to be awarded at the discretion of the Company’s President or Board of Directors.

3.2 Withholding. All payments under this Section 3 shall be less such amounts as are required to be withheld by law or as otherwise authorized by Gist in writing.

4. Benefits.

Gist shall be eligible to participate in such benefits as may be authorized and adopted from time to time by the Board for Employer employees including, without limitation, any pension plan, profit-sharing plan, or other qualified retirement plan and any group insurance plan. Employer shall reimburse Gist for normal and reasonable business expenses incurred in performance of his responsibilities as determined in the sole discretion of Employer. During each calendar year Gist shall be entitled to the vacation as Employer employees would be entitled to under Employer’s standard vacation policy. Employer may furnish such other benefits to Gist as it shall determine, from time to time, within its discretion, to be in the best interests of Employer and Gist. Nothing herein is intended or shall be construed as precluding Employer from modifying or discontinuing any benefit plan, policy or program.

5. Termination of Employment. Gist’s employment with Employer under this Agreement shall terminate:

5.1 Cause. For “Cause” immediately upon notice from Employer to Gist. As used herein, “Cause” shall mean:

A. Gist’s failure substantially to perform his duties hereunder in a manner satisfactory to Employer, as determined in good faith by Employer, provided that Employer has given Gist written notice of the action(s) or omission(s) which are claimed to constitute such failure and Gist does not fully remedy such failure within ten (10) calendar days after receipt of the written notice;

B. Gist has engaged in gross misconduct, dishonest, disloyal, illegal or unethical conduct, or any other conduct which has or could reasonably have a detrimental impact on Employer or its reputation, all facts to be determined in good faith by Employer;

C. Gist has acted in a dishonest or disloyal manner, or breached any fiduciary duty to Employer, that, in either case, results or was intended to result in personal profit to Gist at the expense of Employer or any of its customers;

D. Gist has been convicted of, pleads guilty, or enters a nolo plea, Alford plea or plea or no contest to any felony.

E. Gist has one or more physical or mental impairments which have substantially impaired his ability to perform the essential functions of his job under this Agreement. Any dispute as to whether Gist has been so impaired shall be determined by Employer in consultation with a physician appointed by Employer;

F. Gist’s death;

G. Any breach by Gist of his obligations under Sections 7-11 or 13 of this Agreement; or

H. Gist resigns under circumstances where a termination for “Cause” was impending or could have reasonably been foreseen.

5.2 Change in Control. Upon the occurrence of a “Change in Control,” provided Gist’s employment with Employer or an acquiring entity is terminated, other than for Cause, within twelve (12) months of an event constituting a Change in Control. As used herein, “Change in Control” means:

A. any purchase or other acquisition by an individual or group of person(s) (including entity(ies)) acting in concert, which results in persons who are shareholders of Employer as of the date first written above no longer being the legal and beneficial owners of fifty-one percent (51%) or more of the outstanding equity in Employer, excluding any affiliates, parents, subsidiaries or related parties of Employer;

B. consummation of a reorganization, merger, recapitalization, consolidation, or any other transaction, in each case with respect to which persons who were shareholders of Employer as of the date first written above do not, immediately thereafter, legally and beneficially own fifty-one percent (51%) or more of the equity in the newly-organized, merged, recapitalized, consolidated, or other resulting entity; or

C. the sale of all or substantially all of the assets of Employer in a transaction approved by the Board.

5.3 Without Cause. Upon notice from Employer to Gist.

5.4 For Good Reason. For “Good Reason” immediately upon written notice from Gist to Employer’s Board of Directors or at such later time as such notice may specify, which date shall not be more than fourteen (14) calendar days after the date on which Employer is deemed to receive such notice. As used herein, “Good Reason” shall mean a material demotion or reduction, without Gist’s consent, in Gist’s duties.

5.5 Miscellaneous. Employer may pay Gist in lieu of having him work during all or part of any notice period under this Section 5. Following any notice of termination, Gist shall fully cooperate with Employer in all matters relating to the winding up of his pending work on behalf of Employer and the orderly transfer of any such pending work to such others as may be designated by Employer. To that end Employer shall be entitled to such full-time or part-time services of Gist as Employer may reasonably require during all or any part of the period from the time of giving any such notice until the effective date of such termination.

6. Separation Package

6.1 Cause. In the event Employer terminates Gist’s employment for Cause, Gist shall not be entitled to any compensation or benefits beyond his termination date.

6.2 Without Cause; For Good Reason. In the event Employer terminates Gist’s employment without Cause, or Gist terminates his employment for Good Reason, Employer shall:

A. continue, for twelve (12) months following such termination, Gist’s Salary Compensation at the same rate as such Salary Compensation was set hereunder on the day prior to Gist’s termination, plus pay any accrued but unpaid Bonus as of the date of such termination;

B. pay, for twelve (12) months, the premiums for Gist and his dependents to continue group health insurance under such group policy(ies), if any, on the same terms as Employer provides to Employer employees, provided such payments may cease earlier than twelve (12) months following termination if:

(i) the applicable group policy does not permit continuation coverage beyond the maximum time periods established by applicable law for continuation coverage, in which case payments shall cease when the applicable maximum period is reached for each covered individual; or

(ii) Gist and/or any covered dependent(s) advise Employer that Gist and/or any covered dependent(s) have obtained other satisfactory group health coverage in which case coverage shall cease only for such individuals who have obtained such other group coverage; and

(iii) Employer ceases to provide any group health policy to any employees.

6.3 Change in Control. In the event of a termination under Section 5.2, Employer shall provide Gist with the benefits on the terms described in Section 6.2(B) for twelve (12) months following termination. In addition, Employer shall, promptly following such termination, pay Gist a lump sum payment equal to one (1) times Gist’s Salary Compensation at the time of his termination plus one (1) year’s bonus in an amount equal to 1/2 of Gist’s then existing Salary Compensation. To the extent Gist has received any restricted stock or similar inventive awards from the Company, such awards shall vest in accordance with the terms of the agreement(s) pursuant to which they were awarded and nothing in this Agreement shall be deemed to modify or amend the terms of those awards.

6.4 Miscellaneous. Any payments under this Section 6 shall be subject to such deductions as may be required by law. In addition, in the event Gist violates any of the terms of Section 7 or 9-11 of this Agreement, as determined in good faith by Employer, any payments and benefits otherwise due under this Section 6 shall immediately cease and Gist shall be required to repay to Employer any amounts already paid to him under this Section 6. Any payments under this agreement associated with termination of employment are conditional upon Gist’s execution of an appropriate release of all future claims against Employer or its successors.

7. Confidential Information and Relationships. Gist acknowledges and agrees that, in the course of his employment with Employer, he has and will continue to come into possession of technical, financial and/or business information pertaining to Employer which is not published or readily available to the public, including, but not limited to: financing opportunities; market research and analyses; customer contact information, specifications, needs and histories; contract terms; sales figures, reports and projections; marketing concepts and plans; cost and pricing information; plans for future developments including product and market expansion; and lists of and other information pertaining to and/or received from customers, suppliers and/or employees (“Confidential Information”). Gist also acknowledges and agrees that he has received training regarding Employer’s business and shall have contact with Employer’s customers and suppliers. Such contacts will enable Gist to establish and maintain, at Employer’s expense, favorable relationships and goodwill with such person/entities, and to influence with whom such persons/entities do business. Gist acknowledges that Confidential Information and such relationships and goodwill are important to and will greatly affect the success of Employer. Gist agrees that during employment with Employer and at all times thereafter, regardless of how, when and why employment may end, he shall hold in the strictest confidence, and shall not disclose, duplicate and/or use for himself or any other person or entity any Confidential Information without the prior written consent of Employer, or unless required to do so in order to perform his responsibilities while employed by Employer. Gist also agrees that at all times during his employment with Employer, he shall comply with all of Employer’s policies and procedures relating to the protection and confidentiality of Confidential Information.

8. No Other Contract. Gist warrants that he is not bound by any other agreement, oral or written, which would limit or preclude him from performing any responsibility reasonably assigned by Employer hereunder. Gist also agrees not to disclose to Employer or seek to induce Employer to use, any confidential information, material or trade secret belonging to any other person or entity.

9. Work Product. Any and all designs, plans, inventions, products, improvements, programs, specifications, methods, reports, notebooks, databases, notes, analyses, memoranda, files, correspondence, rolodexes, and other embodiments of work conceived, made, discovered and/or produced by Gist during his employment by Employer, either solely or jointly with others: (A) in the course of performing any duties for Employer, (B) which are based, in whole or part, upon Confidential Information, the supplies, facilities or business, financial or technical information of Employer, or (C) which relate to the business of Employer (“Work Product”), shall be the sole property of Employer or its designee and available to Employer or its designee at all times. Gist agrees promptly to disclose and hereby assigns in perpetuity to Employer or its designee, without royalty or other additional consideration, any and all of his rights to any and all Work Product. Gist further agrees that during his employment by Employer and after that employment ends, regardless of how, when and why, he shall, upon request from the Chairman of the Board or his designee: (i) execute any and all applications for copyright, patent, trademark or other intellectual or proprietary right relating to Work Product which may be prepared for his signature, (ii) assign to Employer or its designee any and all such applications, copyrights, patents, trademarks or other intellectual or proprietary rights relating thereto, and (iii) assist Employer or its designee, as Employer or its designee deems necessary, in order for Employer or its designee to apply for, defend or enforce any copyright, patent, trademark or other intellectual or proprietary right or otherwise protect its interests in Work Product. Employer or its designee shall pay all expenses of preparing, filing and prosecuting any such application and of obtaining such copyrights, patents, trademarks or other intellectual or proprietary right.

10. Return of Property. All documents, records, reports, lists, databases, software, analyses, notes and similar items relating to Employer’s business that Gist has or may prepare or receive in the course of his employment are and shall remain Employer’s property. At such times as Employer may request, and upon separation from employment with Employer, regardless of how, when and why employment may end, Gist shall immediately deliver to Employer all Confidential Information, Work Product and other property of Employer in his possession or control, including, but not limited to, all records, documents, notes and disks (including copies), containing, excerpting or relating, in whole or in part, to Confidential Information.

11. Non-Competition. Gist recognizes that Employer will or has spent substantial money, time and effort to develop and maintain its relationships with its customers, suppliers and employees, Employer is paying Gist to, among other things, develop and preserve business information, methods of doing business and goodwill, and Employer has agreed to employ or continue employing Gist based on his assurances and promises not to divert or misuse Employer’s Confidential Information, Work Product or goodwill or to put himself in a position following employment with Employer in which the confidentiality of Confidential Information or Work Product might somehow be comprised. Therefore, Gist agrees that while employed by Employer and for twelve (12) months following termination of that employment, regardless of how, when or why employment may end, he shall not in any manner or in any capacity, directly or indirectly, for himself or any other person or entity, actually or attempt:

A to acquire any interest in, be employed by or otherwise associated or affiliated with any person or entity which offers any product or service which competes or operates in any coal producing region in which Employer or its affiliates, parent companies, subsidiary companies or related entities also operate;

B. to solicit, interfere with, divert or take away from Employer any business with or from any person or entity who/that was a customer or prospective customer of Employer:

(i)	in the case of Gist’s on-going employment, during all or part of the twelve (12) months immediately preceding any dispute under this Section 11; and

(ii)	in the case of employment having ended, during all or part of the twelve (12) months preceding termination of Gist’s employment.

A prospective customer shall mean any person/entity who/that, within the relevant period described in subsection (B)(i) and (ii) above, was in negotiation with Employer or received a written proposal from Employer; or

C. to hire or solicit for work any employee of Employer or otherwise to induce any employee of Employer to leave employment with Employer.

Gist further agrees that if he has any question regarding the scope of activities restricted by this Section 11, he shall submit the question in writing to Employer. Gist also agrees to keep Employer advised of the identity of any employer (including, without limitation, any contractors or consulting arrangements), his work location and general responsibilities during the twelve (12) month post-employment period covered by this Section 11.

12. Securities. Notwithstanding the terms of Sections 1 and 11 above, nothing in this Agreement is intended or shall be construed as limiting Gist’s right, as an investor, to hold or acquire the stock of any business that is registered on a national securities exchange or regularly traded on a generally recognized over-the-counter market, so long as his interest in any such business does not exceed five percent (5%) of the ownership of that business.

13. Remedies. The parties agree that the terms of Sections 7 and 9-11 of this Agreement are intended and shall be construed not as personal services but as terms governing the ownership and use of property, including Confidential Information and goodwill. Gist agrees that the covenants in Sections 7 and 9-11 of this Agreement are reasonable and necessary to protect the legitimate business interests of Employer, that any violation by Gist of any such covenant would result in great damage and irreparable injury to Employer, and that his experience, knowledge and skills are such that enforcement of Sections 7 and 9-11 by way of injunction would not cause him unreasonable hardship or prevent him from earning a living. Gist further acknowledges and agrees that if he were to violate the terms of Section 11, the unauthorized disclosure or use of Confidential Information, goodwill and/or Work Product would be inevitable. Gist, therefore, agrees that, in the event of actual or threatened violation of any of the covenants in Sections 7 or 9-11 of this Agreement, in addition to whatever other legal and/or equitable remedies allowed by law, Employer shall be entitled to enforce the terms of this Agreement by way of injunction and/or specific performance. In addition, Gist and Employer agree that any dispute or controversy arising between/among them relating to this Agreement shall be brought in the Missouri or federal court with jurisdiction in the County of St. Louis, State of Missouri (the “Courts”), and that the Courts shall have exclusive jurisdiction over any such dispute or controversy. Furthermore, each of the parties hereby voluntarily consents to the jurisdiction of the Courts and stipulates that the Courts are not an unreasonable forum within which to litigate any dispute or controversy related to this Agreement. Gist further agrees that if there is any question as to the enforceability of any of the covenants in Sections 7 or 9-11 of this Agreement, he shall not engage in any conduct inconsistent with or contrary to any such covenant until after the question has been resolved by a final judgment of the Courts. In the event Employer has to consult with or retain any attorney to enforce the terms of this Agreement, Gist agrees that he shall pay Employer for all costs, expenses and attorneys’ fees Employer incurs in enforcing this Agreement, whether or not litigation is commenced.

14. Binding Effect.

A. Gist may not sell, assign or transfer this Agreement or any of his rights, interests or obligations under this Agreement, in whole or in part, by operation of law or otherwise.

B. Employer may sell, assign or transfer any of its rights and/or interests under Sections 7, 9-11 and 13-21 of this Agreement without any additional consent of or notice to Gist. In such event, said Sections shall remain in full force after such sale, assignment or other transfer, shall inure to the benefit of and may be enforced by (i) any successor, assignee, or transferee of all or any part of Employer’s business as fully and completely as it would inure to the benefit of and it could be enforced by Employer if no such sale, assignment or transfer had occurred, and (ii) Employer in the case of any sale, assignment or other transfer of a part, but not all, of the business.

C. Whether or not Employer assigns any of its rights and/or interests under Sections 7, 9-11 and 13-21 of this Agreement, the parties intend and agree that any successor or transferee of all or part of Employer’s business shall be a third party beneficiary of the terms of said Sections. The parties further intend and agree that, in the event of any sale, merger or other change in the ownership or structure of Employer, in whole or in part, the resulting entity shall step into the place of Employer under Sections 7, 9-11 and 13-21 of this Agreement, without any additional consent of or notice to Gist, as if the term “Employer” were defined in this Agreement to include such person/entity. In addition, the parties agree that, in the event Employer sells, transfers or merges part, but not all, of its business, the terms of Sections 7, 9-11 and 13-21 shall be enforceable by both Employer and the successor or transferee of part of Employer’s business. As used herein, a “successor” or “transferee” includes any person/entity which, at any time, merges with, or purchases all or substantially all of the stock or assets of Employer.

15. Severability/Interpretation. The parties acknowledge and agree that the terms of Sections 7, 9-11 and 13-21 are severable from the remainder of this Agreement and supported by adequate consideration. In the event any one or more whole or partial provisions of this Agreement shall be adjudicated to be invalid or unenforceable in any respect, the validity and enforceability of the remaining whole or partial provisions shall not be affected, and such adjudication shall not affect the validity or enforceability of such whole or partial provision in any other jurisdiction. The parties further agree that if any whole or partial restrictive covenant in this Agreement is deemed invalid or unenforceable because overly broad in geographic scope, activity or time duration, this Agreement shall be interpreted as if such invalid or unenforceable whole or partial provision were not contained herein; provided, however, if, under applicable law, such whole or partial provision may be modified or interpreted so as to be enforceable, that provision shall be so modified or interpreted so as to be enforceable to the maximum extent permitted by applicable law.

16. Preservation of Rights. Gist agrees that termination of his employment with Employer, regardless of how, when or why employment may end, shall in no manner affect his promises contained in Sections 7, 9-11 and 13-21 of this Agreement. In order to preserve its rights hereunder, Employer may advise any third party with whom Gist may consider, establish or contract a relationship of the existence of this Agreement and its terms, and Employer shall have no liability for so acting.

17. Notice. Any written notice required under this Agreement shall be deemed given on the date of hand delivery, the calendar day following the day sent by a next day mail or delivery service, and two (2) calendar days following the date postmarked by U.S. mail, all postage or delivery charges prepaid. Any such notice shall be given:

to Employer, addressed to its President at:	7733 Forsyth Suite 1625.
St. Louis, Mo. 63105

to Gist at:	1310 Christmas Valley Drive
Wildwood, Mo. 63005

or such other address as specified in notice given in accordance with the foregoing.

18. Entire Agreement. This Agreement contains the entire agreement between Gist and Employer and supersedes any prior oral or written agreement between them pertaining to the subject matter of this Agreement. Each party warrants that, in entering into this Agreement, it is not relying on any representation or promise other than those set forth in this Agreement. This Agreement may be modified only by a writing signed by Gist and Employer.

19. Waiver of Breach. Failure of either party to exercise any right under this Agreement, in the event the other party breaches this Agreement, shall not be construed as a waiver of such breach or prevent the non-breaching party from later enforcing strict compliance with the terms of this Agreement. Waiver of any right by Employer hereunder must be in writing signed by Employer.

20. Choice of Law. The parties agree that this Agreement shall be governed and construed in accordance with the laws of the State of Missouri without giving effect to any choice of law or conflict of law rule or principle that would cause application of the law of a jurisdiction other than the State of Missouri.

21. Miscellaneous. The headings of each Section herein are for convenience only and shall have no significance in the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute but one instrument.

22. Acknowledgment. Gist acknowledges and agrees that, to the extent desired, he has discussed this Agreement with the advisors of his choice, he has read, fully understands and intends to comply with all of the provisions of this Agreement, and he is voluntarily signing it below.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ARMSTRONG ENERGY, INC.

/s/ Martin D. Wilson
Martin D. Wilson, President

/s/ J. Richard Gist
J. Richard Gist